UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☒ Definitive Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

ICONIC BRANDS, INC.
(Name of Registrant As Specified In Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No:
3)	Filing Party:
4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

ICONIC BRANDS, INC.
1174 Route 109
Lindenhurst, New York 11757

INFORMATION STATEMENT

July 26, 2010

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.00001 per share (the “Common Stock”), of Iconic Brands, Inc., a Nevada Corporation (“Iconic” or the “Company”), to notify such Stockholders of the following:

On June 22, 2010 pursuant to Nevada Revised Statutes (“N.R.S.”) 78.320 the Company received written consents in lieu of a meeting of Stockholders from eight (8) Stockholders holding 27,136,501 Common Shares representing 51.66% of the 52,519,307 possible votes outstanding (the “Majority Stockholders”), approving the Amended Articles of Incorporation of the Company increasing the number of authorized shares of common stock to two billion five hundred million (2,500,000,000) shares of common stock, par value $.00001 per share (the “Amendment”).

On June 30, 2010, pursuant to N.R.S. 78.315, the Board of Directors of the Company unanimously approved the Amendment, subject to Stockholder approval. According to N.R.S. 78.390, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation. The Majority Stockholders approved the Amendment by written consent in lieu of a meeting on June 22, 2010 in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

The Amendment to the Company’s Articles of Incorporation amended the number of shares of stock that the Company shall be authorized to have outstanding at any time to two billion five hundred million (2,500,000,000) shares of common stock, par value $0.00001 per share, with no preemptive rights.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on July 27, 2010 as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendment will not be filed with the Secretary of State of the State of Nevada or become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about July 27, 2010 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1580, 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, September 30, 2009, and June 30, 2009;

2.	Current Report on Form 8-K filed on April 26, 2010; and

3.	Annual Report on Form 10-K for the year ended December 31, 2009.

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders, June 22, 2010, the Company had 52,519,307 shares of Common Stock outstanding, 1 share of Series A Preferred Stock issued and outstanding, and 916,603 shares of Series B Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one (1) vote on matters submitted for Stockholder approval, each share of outstanding Series A Preferred Stock is entitled to two (2) votes for every share of Common Stock outstanding, and each share of outstanding Series B Preferred Stock is entitled to zero (0) votes per share on matters submitted for Stockholder approval.

On June 22, 2010 the holders of 27,236,501 of the 52,519,307 possible votes outstanding executed and delivered to the Company a written consent approving the Amendment. Since the Amendment has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The Nevada Revised Statutes provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of the Company’s Common Stock beneficially owned on June 22, 2010, the Record Date, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group:

Name and Address of Beneficial Owner	No. of Shares	Percent of Common Shares
Richard DeCicco	15,981,319	33.49%
William S. Blacker	100,000	*
Donald Chadwell	2,592,982	5.43%
Edd Cockerill	0	0
All executive officers and directors, as a group (2 persons)	16,081,319	33.70%

* less than 1%

Notes

(1)
Unless otherwise indicated, the persons or entities identified herein have sole voting and investment power with respect to the shares shown as beneficially held by them, subject to community property laws where applicable.

(2)
Applicable percentage of ownership is based on 52,519,307 shares of Common Stock outstanding as of June 22, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Act of 1934 and generally includes voting or investment power with respect to such securities. Shares of Common Stock subject to securities exercisable for or convertible into shares of Common Stock that are currently exercisable or exercisable within sixty (60) days are deemed to be beneficially owned by the person holding such options, warrants, rights, conversion privileges or similar obligations, for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the Nevada Revised Statutes, the Company’s articles of incorporation consistent with above or Bylaws to dissent from any of the provisions adopted in the Amendments.

AMENDMENT TO ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK FROM 100,000,000 TO 2,500,000,000

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorizes the maximum number of shares outstanding at any time to be two billion five hundred million (2,500,000,000) shares of Common Stock. On June 30, 2010, the Board of Directors approved an amendment to the Articles of Incorporation to authorize two billion five hundred million (2,500,000,000) shares of Common Stock. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. On June 22, 2010, the holders of a majority of the voting rights of the Company approved the Amendment by written consent.

The Company is increasing its authorized shares, in part, to be able to issue shares in connection with an acquisition agreement by and between the Company and Specialty Beverage Supplement, Inc (“SBSI”). The Company will acquire the assets and operations of SBSI, a company that engages in the production, distribution, and marketing of energy sports drinks.  We have structured the acquisition to acquire SBSI through the issuance of stock because we would like to preserve the cash we have. After the closing of the transaction, the current operations of the Company will focus on the operations of three wholly owned subsidiaries comprised of an alcoholic beverage division, non-alcoholic beverage division, and a specialty products division.

The Board of Directors has also proposed to conduct a forward stock split to add additional liquidity to the Company’s common stock (the “Forward Split”). After the Effective Date of the Forward Split, each shareholder will own an increased number of shares of the Company common stock. The Forward Split will affect all of the Company’s existing shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company. Proportionate voting rights and other rights and preferences of the holders of the Company’s common stock will not be affected. The number of authorized shares and shareholders of record will not be affected by the Forward Split. The Forward Split by itself will not affect the rights of shareholders or any shareholder’s proportionate equity interest in the Company.  It is anticipated that the Forward Split would occur prior to the acquisition of SBSI.

The additional authorized shares of Common Stock could have an anti-takeover effect. If the Company’s Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Neither our charter nor our by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

EFFECTIVE DATE OF AMENDMENT

Pursuant to Rule 14c-2 under the Exchange Act, the filing of the Amendment to the Articles of Incorporation with the Nevada Secretary of State or the effective date of such filing shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on August 16, 2010.

By Order of the Board of Directors
Date: July 26, 2010
/s/ Richard Decicco
Richard Decicco Chairman, President, Chief Executive Officer